INVESTMENT SUB-ADVISORY AGREEMENT

THIS AGREEMENT, made this     th day of                     , 2008, by and between TEMPLETON INVESTMENT COUNSEL, LLC (“TIC”), a Delaware limited liability company registered as an Investment Adviser under the Investment Advisers Act of 1940 and FRANKLIN TEMPLETON INVESTMENTS (ASIA) LIMITED (“FTIA”), a company existing under the laws of Hong Kong registered as an Investment Adviser under the Investment Advisers Act of 1940.

WHEREAS, Mason Street Advisors, LLC (“the “Adviser”), pursuant to an Amended Investment Advisory Agreement with Northwestern Mutual Series Fund, Inc. (the “Fund”) dated April 30, 2007 (the “Investment Advisory Agreement”), is the investment adviser to the Franklin Templeton International Equity Portfolio (the “Portfolio”);

WHEREAS, the Fund is an open-end diversified management investment company of the series type, registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Portfolio is represented by a separate class of capital stock of the Fund;

WHEREAS, TIC, pursuant to an Amended and Restated Investment Sub-Advisory Agreement (the “TIC Sub-Advisory Agreement”) with the Adviser dated May     , 2008, has been retained to render investment advisory services with respect to the Portfolio;

WHEREAS, TIC and FTIA are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and are engaged in the business of supplying investment management services, each as an independent contractor;

WHEREAS, TIC and FTIA are affiliates and are under common control and management; and

WHEREAS, Guang Yang, lead portfolio manager for the Portfolio, is now residing in Hong Kong and will be employed by FTIA, and TIC wishes to enter into this agreement with FTIA to enable Mr. Yang to continue to perform his responsibilities as lead portfolio manager of the Portfolio during his employment with FTIA.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, it is agreed as follows:

1.	APPOINTMENT OF FTIA

In accordance with and subject to the TIC Sub-Advisory Agreement, TIC hereby appoints FTIA to perform portfolio selection services described herein for investment and reinvestment of the Portfolio’s investment assets, subject to the instructions and supervision of TIC and the control and direction of the Fund’s Board of Directors, for the period and on the terms hereinafter set forth. FTIA accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. TIC will continue to have full responsibility for all investment advisory services provided by TIC and/or FTIA to the Portfolio. TIC shall also continue to have responsibility for all other services to be provided to the Portfolio pursuant to the TIC Sub-Advisory Agreement. FTIA shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund, TIC or the Adviser in any way or otherwise be deemed an agent of the Fund, TIC or the Adviser.

2.	OBLIGATIONS OF AND SERVICES TO BE PROVIDED BY FTIA

(a) FTIA shall provide the following services and assume the following obligations with respect to the Portfolio:

(1)	The investment of the assets of the Portfolio shall at all times be subject to the applicable provisions of the Articles of Incorporation, the Bylaws, the Registration Statement, the current Prospectus and the Statement of Additional Information of the Fund relating to the Portfolio and shall conform to the investment objectives, policies and restrictions of the Portfolio as set forth in such documents and as interpreted from time to time by the Board of Directors of the Fund and by the Adviser and TIC. Within the framework of the investment objectives, policies and restrictions of the Portfolio, and subject to the supervision of the Adviser, TIC and the Fund’s Board of Directors, both FTIA and TIC shall have the responsibility for the making and execution of all investment decisions for the Portfolio.

(2)	In carrying out its obligations to manage the investments and reinvestments of the assets of the Portfolio, FTIA shall: (1) obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries the securities of which are included in the Portfolio’s investment portfolio or are under consideration for inclusion therein; (2) formulate and implement a continuous investment program for the Portfolio consistent with the investment objective and related investment policies for the Portfolio as set forth in the Fund’s registration statement, as amended; and (3) take such steps as are necessary to implement the aforementioned investment program by purchase and sale of securities including the placing, or directing the placement through an affiliate of FTIA, of orders for such purchases and sales.

(3)	In connection with the purchase and sale of securities of the Portfolio, FTIA shall arrange for the transmission to TIC, the Adviser and the Custodian for the Portfolio on a daily basis such confirmation, trade tickets and other documents as may be necessary to enable them to perform their administrative responsibilities with respect to the Portfolio’s investment portfolio. With respect to portfolio securities to be purchased or sold through the Depository Trust Company, FTIA shall arrange for the automatic transmission of the I.D. confirmation of the trade to the Custodian of the Portfolio. In the event that FTIA fails to use its reasonable best efforts to deliver trade data in accordance with such requirements and FTIA’s failure causes an error that is material to the Portfolio, FTIA shall reimburse the Portfolio pursuant to the Portfolio’s NAV Error Policy. FTIA shall render such reports to TIC, the Adviser and/or to the Fund’s Board of Directors concerning the investment activity and portfolio composition of the Portfolio in such form and at such intervals as the Adviser or the Board may from time to time require.

(4)	FTIA shall, in the name of the Portfolio, place or direct the placement of orders for the execution of portfolio transactions in accordance with the policies with respect thereto, as set forth in the Fund’s Registration Statement, as amended from time to time, and under the Securities Act of 1933 and the 1940 Act. In connection with the placement of orders for the execution of the Portfolio’s portfolio transactions, FTIA shall create and maintain all necessary brokerage records of the Portfolio in accordance with all applicable laws, rules and regulations, including but not limited to, records required by Section 31(a) of the 1940 Act. All records shall be the property of the Fund and shall be available for inspection and use by the Securities and Exchange Commission, the Fund or any person retained by the Fund. Where applicable, such records shall be maintained by FTIA for the period and in the place required by Rule 31a-2 under the 1940 Act.

(5)	In placing orders or directing the placement of orders for the execution of portfolio transactions, FTIA shall select brokers and dealers for the execution of the Portfolio’s transactions. In selecting brokers or dealers to execute such orders, FTIA is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhance FTIA’s investment research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, that FTIA may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if FTIA determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Fund or FTIA’s overall responsibilities to FTIA’s discretionary accounts.

(6)	At the request of TIC, FTIA at its expense will make available to the directors of the Fund and the Adviser at reasonable times its portfolio managers and other appropriate personnel, either in person or, at the mutual convenience of the Adviser and FTIA, by telephone, in order to review the investment policies, performance and other investment related information regarding the Portfolio and to consult with the directors of the Fund and Adviser regarding the Portfolio’s investment affairs, including economic, statistical and investment matters related to FTIA’s duties hereunder. FTIA and its personnel shall also cooperate fully with counsel and auditors for, and the Chief Compliance Officers of, the Adviser, the Portfolio and its directors.

(7)	In accordance with procedures adopted by the directors of the Fund, as amended from time to time, FTIA is responsible for assisting in the fair valuation of Portfolio securities. Upon the request of TIC, FTIA will use its reasonable efforts to provide, based upon its own expertise, and to arrange with parties independent of FTIA such as broker-dealers for the provision of, valuation information or prices for securities for which prices are deemed by the Adviser or the Portfolio’s fund accounting agent not to be readily available in the ordinary course of business from an automated pricing service. In addition, upon the request of TIC or the Adviser, FTIA will assist the Fund and its agents in determining whether prices obtained for valuation purposes accurately reflect market price information relating to the assets of the Portfolio at such times as TIC or the Adviser shall reasonably request, including but not limited to, the hours after the close of a securities market and prior to the daily determination of the Portfolio’s net asset value per share.

(8)	FTIA at its expense will provide the Adviser and/or the Portfolio’s Chief Compliance Officer with such compliance reports as may be reasonably requested from time to time. Notwithstanding the foregoing, FTIA will promptly report to TIC and the Adviser any material violations of the federal securities laws (as defined in Rule 38a-1 of the 1940 Act) that it is or should be aware of or of any material violation of FTIA’s compliance policies and procedures that pertain to the Portfolio, as well as any change in portfolio manager(s) of the Portfolio.

(9)	Unless otherwise directed by the Adviser or the Fund’s Board of Directors, FTIA will vote all proxies received in accordance with FTIA’s Proxy Voting Policies and Procedures. The Adviser shall instruct the Portfolio’s custodian to forward or cause to be forwarded to FTIA all relevant proxy solicitation materials. FTIA shall maintain and shall forward to the Portfolio or its designated agent such proxy voting information as is necessary for the Portfolio to timely file proxy voting results in accordance with Rule 30b1-4 of the 1940 Act. FTIA’s obligation to vote proxies shall be contingent upon receipt of proxies from the Portfolio’s custodian in a timely manner.

(10)	FTIA will (i) assist in the preparation of disclosures regarding factors that have affected the Portfolio’s performance, including the relevant market conditions and the investment strategies and techniques used by FTIA, for each period as requested by TIC or the Adviser; and (ii) review draft reports to shareholders and other documents provided or available to it and provide comments on a timely basis. In addition, FTIA and each officer and portfolio manager thereof designated by the Adviser will provide on a timely basis such certifications or sub-certifications as the Adviser may reasonably request in order to support and facilitate certifications required to be provided by the Portfolio’s Principal Executive Officer and Principal Accounting Officer.

(11)	FTIA shall immediately notify TIC and the Adviser in the event that FTIA or any of its affiliates becomes aware:

a. that it is subject to a statutory disqualification that prevents FTIA from serving as an investment manager pursuant to this Agreement;

b. that it is the subject of an administration proceeding or enforcement action by the Securities and Exchange Commission (the “Commission”) or other regulatory authority; or

c. of any material fact known to FTIA respecting or relating to FTIA or its duties hereunder that is not contained in the Portfolio’s prospectus or statement of additional information but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect.

(b) FTIA shall use the same skill and care in providing services to the Portfolio as it uses in providing services to fiduciary accounts for which it has investment responsibility. FTIA will conform with all applicable rules and regulations of the U.S. Securities and Exchange Commission.

(c) FTIA is hereby prohibited from consulting with any other sub-advisers of the Portfolio, other sub-advisers to another portfolio of the Fund, or other sub-advisers to a portfolio under common control with the Portfolio concerning transactions of the Portfolio in securities or other assets. Notwithstanding the foregoing, FTIA may consult with TIC regarding transactions of the Portfolio in securities or other assets.

3.	EXPENSES

During the term of this Agreement, FTIA will pay all expenses incurred by it in connection with its activities under this Agreement.

4.	COMPENSATION

(a) In payment for the investment sub-advisory services to be rendered by FTIA in respect of the Portfolio hereunder, TIC shall pay to FTIA as full compensation for all services hereunder a fee equal to seven-tenths of the advisory fee paid to TIC by the Adviser, which fee shall be payable in U.S. dollars on the first business day of each month as compensation for the services to be rendered and obligations assumed by FTIA during the preceding month. The advisory fee under this Agreement shall be payable on the first business day of the first month following the effective day of this Agreement and shall be reduced by the amount of any advance payments made by TIC relating to the previous month.

(b) If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

5.	RENEWAL AND TERMINATION

This Agreement shall become effective as of the date first written above and shall continue until May 6, 2009 and shall continue thereafter so long as such continuance is specifically approved at least annually by (i) the Board of Directors of the Fund or (ii) a vote of a majority of the Portfolio’s outstanding voting securities, provided that in either event the continuance is also approved by a vote of the majority of the Board of Directors who are not interested persons of any party to this Agreement, by a vote cast at a meeting called for the purpose of voting on such approval. The annual approvals provided for herein shall be effective to continue this Agreement from year to year if given within a period beginning not more than ninety (90) days prior to May 6 of each applicable year, notwithstanding the fact that more than three hundred sixty-five (365) days may have elapsed since the date on which such approval was last given. This Agreement may be terminated at any time without payment of penalty: (i) by the Fund’s Board of Directors or by a vote of a majority of the outstanding voting securities of the Portfolio on sixty days’ prior written notice; or (ii) by the Adviser at any time on not more than sixty days’ nor less than thirty days’ prior written notice to the other party; or (iii) by or either TIC or FTIA upon ninety days’ prior written notice to the other parties. This Agreement will terminate automatically upon its assignment, upon any termination of the Investment Advisory Agreement or in the event of its assignment, and upon any termination of the TIC Sub-Advisory Agreement or in the event of its assignment. The terms “interested person,” “assignment” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act.

6.	GENERAL PROVISIONS

(a) FTIA may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be provided by the 1940 Act, neither FTIA nor its officers, directors, employees or agents shall be subject to any liability for any error of judgment or mistake of law or for any loss arising out of any investment or other act or omission in the performance by FTIA of its duties under this Agreement or for any loss or damage resulting from the imposition by any government or exchange control restrictions which might affect the liquidity of the Portfolio’s assets, or from acts or omissions of custodians or securities depositories, or from any war or political act of any foreign government to which such assets might be exposed, provided that nothing herein shall be deemed to protect, or purport to protect, FTIA against any liability to the Fund or to its shareholders to which FTIA would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of FTIA’s reckless disregard of its obligations and duties hereunder.

(b) This Agreement shall not be or become effective unless and until it is or has been approved by the Board of Directors of the Fund, including a majority of the Directors who are not “interested persons” to parties to this Agreement, by a vote cast in person at a meeting called for the purpose of voting upon such approval.

(c) TIC understands that FTIA now acts, will continue to act, or may act in the future, as investment adviser to fiduciary and other managed accounts, including other investment companies, and TIC has no objection to FTIA so acting, provided that FTIA duly performs all obligations under this Agreement. TIC also understands that FTIA may give advice and take action with respect to any of its other clients or for its own account which may differ from the timing or nature of action taken by FTIA with respect to the Portfolio. Nothing in this Agreement shall impose upon FTIA any obligation to purchase or sell or to recommend for purchase or sale, with respect to the Portfolio, any security which FTIA or its shareholders, directors, officers, employees or affiliates may purchase or sell for its or their own account(s) or for the account of any other client.

(d) Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the right of FTIA, or the right of any of its officers, directors or employees who may also be an officer, director or employee of the Fund, or person otherwise affiliated with the Fund (within the meaning of the 1940 Act) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other trust, corporation, firm, individual or association.

(e) Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Florida. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(f) Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the appropriate party at the following address: TIC at 500 East Broward Blvd., Suite 2100, Fort Lauderdale, Florida 33394, and FTIA at 17th Floor, Chater House, 8 Connaught Road Central, Hong Kong.

(g) FTIA agrees to notify TIC of any change in FTIA’s officers and directors within a reasonable time after such change.

(h) FTIA has provided the Adviser and the directors of the Fund a copy of its code of ethics, together with evidence of its adoption, and will promptly provide copies of any changes thereto, together with evidence of their adoption, and any required certification that the procedures contained in FTIA’s code of ethics are reasonably designed to prevent “access persons” from violating the code of ethics.

(i) The parties acknowledge and agree that the Fund and the Portfolio are third-party beneficiaries of this Agreement and it is intended that the Fund and the Portfolio shall have the authority to enforce its rights hereunder, including, without limitation, its right to reimbursement under Section 2(a)(3) hereof and its right to access and obtain FTIA’s books and records related to the Portfolio under Section 2(a)(4) hereof.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

TEMPLETON INVESTMENT COUNSEL, LLC

By:

Name:	Gary P. Motyl

Title:	President

FRANKLIN TEMPLETON INVESTMENTS (ASIA) LIMITED

By:

Name:	Gregory E. McGowan

Title:	Director